Exhibit 3.7(a)
COLUMBIA PROPERTIES LAUGHLIN, LLC
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
     THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT is made and entered into as of January 3, 2007, by and among Columbia Properties Laughlin, LLC, a Nevada limited liability company (the “Company”) and Wimar OpCo, LLC (the “Member”). The parties hereto, intending to be legally bound, agree as follows:
     1. Formation of Limited Liability Company. The Company was organized as a limited liability company pursuant to NRS 86 (the “Act”) by the filing of Articles of Organization on May 19, 2003, as amended and restated on May 30, 2003 (the “Articles”), with the Secretary of State of Nevada as required by the Act. The Member hereby adopts and ratifies the Articles, as amended and restated, a copy of which is attached as Exhibit A hereto, and ratifies the actions of the Company’s organizer. In the event of a conflict between the terms of this Operating Agreement and the terms of the Articles, the terms of the Articles shall prevail.
     2. Name. The name of the Company shall be Columbia Properties Laughlin, LLC.
     3. Statutory Agent. The Company’s statutory agent shall be Jones, Jones, Close & Brown, Chartered, d/b/a Jones Vargas, 100 West Liberty Street, 12th Floor, Reno, Nevada 89501. The Member may, at any time and from time to time, change the statutory agent of the Company.
     4. Purpose. The Company is formed for the purpose of engaging in any activity in which limited liability companies may lawfully engage. The Company shall have all the powers necessary, incidental or convenient to effect any purpose for which it is formed, including all powers granted by the Act.
     5. Fiscal Year. The fiscal year of the Company shall be the calendar year or such other fiscal year as the Member shall determine pursuant to the provisions of Code Section 706(b).
     6. Term. The Company was formed on the date of filing of the Articles of Organization and its period of existence shall be perpetual.
     7. Initial Capital Contribution. Upon execution of this Agreement, the Member shall contribute to the Company cash, property, services rendered, promissory notes or any other binding obligation to contribute cash or property or to perform services of the type and in the amount set forth opposite the Member’s name on Schedule 1 attached hereto. In exchange for such capital contribution, the Member shall receive the number of units of ownership interest in the Company (“Units”) set forth opposite the Member’s name on Schedule 1. The Member hereby acknowledges and agrees that the Units are being purchased for the Member’s own account and for investment purposes only and not for resale in connection with the distribution or public offering of the Units within the meaning of the Securities Act of 1933, the Nevada Securities Act, or any other applicable securities laws and rules. A Member’s interest in the Company may be evidenced by a certificate of limited liability company interest issued by the Company. Each such certificate shall set forth the number of Units issued and outstanding and the number of Units issued to the holder of the certificate, as of the date of the certificate, and shall be signed by an officer on behalf of the Company.
     8. Limited Liability. The Member shall not be personally liable to satisfy any judgment, decree, or order of a court for, or be personally liable to satisfy in any other manner, any debt, obligation, or liability of the Company solely by reason of being a Member.
     9. Management and Control in General. The Member shall have full and exclusive power to manage and control the business and affairs of the Company. The Member is the agent of the Company for the purpose of its business. Any act of the Member in apparently carrying on in the usual way the business of the Company shall bind the Company.
     10. Officers. The Member may elect a president, one or more vice presidents, treasurer, secretary and such other officer or officers as it may deem necessary. Any two or more of such offices may be held by the same person. The officers of the Company shall hold office until their successors are elected and qualified, or for such order period as the Member may provide, but any officer may be removed at any time, with or without cause, by the Member without prejudice to the contract rights, if any, of the officers who were removed. The Member may fill any vacancy in the office at any time. All of the officers of the Company shall at all times be and remain subject to the direction or control of the Member.
     11. Transfer of Units. The Member may transfer all or any portion of the Units at any time and, unless in the instrument of transfer the Member withholds the membership rights with respect to the transferred Units, such transferee shall be admitted as a Member and shall be entitled to all membership rights with respect to the transferred Units.
     12. Unit Journal. The Member shall maintain a journal of ownership of all of the outstanding Units containing the name and address of each Member, the number of Units held and whether such Unit holder is a Member (the “Journal”). The Unit Journal shall be conclusive evidence of the ownership of the Units and status as a Member absent manifest error.
     13. Dissolution of the Company. The Company shall be dissolved upon the action of the Member or Members holding a majority of the Units held by all the Members.
     14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.
     15. Entire Agreement; Amendment of Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior negotiations, understandings and agreements in regard hereto. This Agreement may be amended only by a written amendment signed by the Member.

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     16. No Third Party Rights. This Agreement and the covenants and agreements contained herein are solely for the benefit of the parties hereto. No other person shall be entitled to enforce or make any claims, or have any right pursuant to the provisions of this Agreement.
     The undersigned have signed this Agreement as of the date set forth above.

COLUMBIA PROPERTIES LAUGHLIN, LLC		MEMBER:

By:	Wimar OpCo, LLC	WIMAR OPCO, LLC
Its:	Sole Member

By:	Wimar Tahoe Corporation	By:	Wimar Tahoe Corporation
Its:	Manager	Its:	Manager

By:	/s/ WILLIAM J. YUNG	By:	/s/ WILLIAM J. YUNG

	Name: WILLIAM J. YUNG		Name: WILLIAM J. YUNG
	Title: PRESIDENT		Title: PRESIDENT

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SCHEDULE 1
SCHEDULE OF INITIAL MEMBER, CAPITAL CONTRIBUTIONS AND UNITS

Name and Address	Description and Agreed Value
of Member	of Capital Contribution	Units

Wimar OpCo, LLC	$100.00	100
207 Grandview Drive
Ft. Mitchell, KY 41017

EXHIBIT A
[Insert copy of Articles of Organization]